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                                                              EXHIBIT 4.09



                NASHUA CORPORATION $66,000,000 CREDIT FACILITIES

                             Agreement in Principle

                                 March 27, 1996

                      ----------------------------------

     The following is a summary of the changes to the existing Credit Agreement, dated as of January 5, 1995 (the "EXISTING CREDIT AGREEMENT") among Nashua Corporation (the "BORROWER"), the lenders parties thereto (the "LENDERS") and Chemical Bank as agent (the "AGENT") to be incorporated in the Amended and Restated Credit Agreement. This summary sets forth the agreement in principle of the Borrower, the Lenders and the Agent in respect of the Amended and Restated Credit Agreement subject to the conditions precedent set forth herein.

I.   Types and Amounts of Credit Facilities
     --------------------------------------

Credit Facilities:       The loans outstanding and commitments under the
                         Existing Credit Agreement will be restructured as a term loan facility (the "TERM LOAN FACILITY") and a revolving credit and letter of credit facility (the
                         "REVOLVING CREDIT FACILITY"; together with the Term
                         Loan Facility, the "CREDIT FACILITIES"). The aggregate amount of the Credit Facilities will be $66,000,000.

     Term Loan Facility
     ------------------

Amount of Facility:      The portion of outstanding loans under the Existing
                         Credit Agreement to be designated as outstanding Term
                         Loans will be $48,000,000.

Amortization:            Fifty percent of the Term Loans outstanding on October
                         1, 1996 shall be amortized in four equal quarterly installments commencing on January 2, 1997.
                         All remaining Term Loans shall be due and payable
                         December 31, 1997.


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                                                                        2

     Revolving Credit Facility
     -------------------------

Borrowing Base:          The amount from time to time available under the
                         Revolving Credit Facility (which when added to a portion to be determined of outstanding Term Loans) shall not exceed a percentage, to be determined by the Agent and the Lenders, of the eligible accounts receivable and eligible inventory (each of which terms shall be defined in the Credit Documentation (as defined below)) of the Borrower and its subsidiaries.

Amount of Facility:      The Revolving Credit Facility shall be in an amount
                         equal to $18,000,000 of which $5,000,000 (the "LETTER
                         OF CREDIT SUB-FACILITY") will be available exclusively for letters of credit issued for insurance coverage purposes only; PROVIDED that there shall be a $250,000 sublimit for letters of credit issued for purposes other than insurance coverage. The portion of the outstanding loans under the Existing Credit
                         Agreement to be designated as outstanding Revolving
                         Credit Loans shall equal $5,000,000.

Letter of Credit
  Sub-Facility:          The letters of credit heretofore issued by the Bank of
                         Montreal in the face amount of $3,018,000 shall be replaced by letters of credit issued under the Letter of Credit Sub-facility. All letters of credit shall expire on or before the Termination Date.

Maturity:                December 31, 1997 (the "TERMINATION DATE").

Mandatory Prepayments
and Commitment
Reductions:              The following amounts shall be applied to prepay the
                         Term Loans and reduce the Revolving Credit Facility:

                         (a) 100% of the net proceeds of any incurrence of indebtedness after the Closing Date not permitted under the Credit Documentation by the Borrower or any of its subsidiaries;

                         (b) 100% (or, provided no Event of Default shall have occurred and is continuing, 75% after mandatory prepayments of principal (including amounts paid to the Collateral Agent as cash collateral in respect of outstanding Letters of Credit) of the Credit Facilities and the Senior Notes have been paid to the Lenders and the
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                                                                        3

                         Senior Noteholders in an aggregate amount equal to $50,000,000 less the Holdback Amount (as defined in clause (h) below)) of the net proceeds of the sale or issuance of equity (other than the issuance of equity to senior employees in amounts to be agreed on in connection with management incentive programs) after the Closing Date by the Borrower or any of its subsidiaries shall be paid to the Collateral Agent for application as provided in paragraphs (e) and (f) below; PROVIDED that in the case of the issuance or sale of equity of Cerion Technologies, Inc. ("Cerion") on terms and conditions satisfactory to the Lenders, only the net proceeds from the sale of such equity by Nashua Precision Technologies, Inc. ("NPT") (and not the net proceeds from the issuance of equity by Cerion) shall be paid to the Agent as a mandatory prepayment as provided above;

                         (c) 100% (or, provided no Event of Default shall have occurred and is continuing, 75% after mandatory prepayments of principal (including amounts paid to the Collateral Agent as cash collateral in respect of outstanding Letters of Credit) of the Credit Facilities and the Senior Notes have been paid to the Lenders and the Senior Noteholders in an aggregate amount equal to $50,000,000 less the Holdback Amount) of the net proceeds in excess of $500,000 on an individual basis and $1,000,000 on a cumulative basis of any sale or other disposition by the Borrower or any of its subsidiaries of any assets (except for the sale of inventory and obsolete assets in the ordinary course of business and for the sale of assets in amounts to be agreed when the net proceeds are used for reinvestment in similar assets) shall be paid to the Collateral Agent for application as provided in paragraphs (e) and (f) below;

                         (d) On February 15, 1997, the Borrower shall pay to the Collateral Agent 100% (or, provided no Event of Default shall have occurred and is continuing, 75% after mandatory prepayments of principal (including amounts paid to the Collateral Agent as cash collateral in respect of outstanding Letters of Credit) of the Credit Facilities and the Senior Notes have been paid to the Lenders and the Senior Noteholders in an aggregate amount equal to $50,000,000 less the Holdback Amount) of Excess Cash Flow (to be defined in the Credit Documentation referred


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                                                                        4

                         to below) for application as provided in the paragraphs
                         (e) and (f) below;

                         (e) Except in the case of a Triggering Event (as defined below), all proceeds of mandatory prepayments described in paragraphs (a), (b), (c) and (d) above shall be paid by the Collateral Agent (as hereafter defined)

                              FIRST to the Agent for the PRO RATA account of the Lenders until all Revolving Credit Loans outstanding in excess of $5,000,000 (including, unreimbursed draws under any Letters of Credit issued under the Letter of Credit Sub-facility in excess of $3,018,000) are paid in full (including, in each case, interest thereon) (and with any such mandatory prepayment there shall be a simultaneous permanent reduction of the Revolving Credit Facility to an amount equal to $5,000,000 (not including the Letter of Credit Sub-facility) irrespective of the amount outstanding under the Revolving Credit Facility),

                              SECOND, to the Agent for the PRO RATA account of the Lenders until all remaining outstanding Revolving Credit Loans are paid in full WITHOUT a permanent reduction of the Revolving Credit Facility for such remaining loans,

                              THIRD 78.88% of such remaining proceeds to the Agent for the pro rata account of the Lenders and 21.12% to Prudential Insurance Company of
                              America ("PRU") for the PRO RATA account of the holders (the "NOTEHOLDERS") of the Borrower's 9.17% Senior Notes (the "SENIOR NOTES") until all amounts outstanding under the Credit Facilities and the Senior Notes (other than Yield Maintenance Premium) are paid in full (and the Revolving Credit Commitment is terminated) and all letters of credit issued under the Letter of Credit Sub-facility are fully cash collateralized, and

                              FOURTH, to the Agent for the PRO RATA account of the Lenders until all Hedge Obligations (as hereafter defined) are paid in full, and

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                                                                        5

                              FIFTH, to Pru for the PRO RATA account of the Noteholders until the Deferred Yield Maintenance Obligations (as defined below) (including interest thereon) are paid in full.

                         (f) All amounts paid to the Agent as per clause "THIRD" in paragraph (e) above shall be applied,

                              FIRST, to the prepayment of the Term Loans,

                              SECOND, to the cash collateralization of outstanding Letters of Credit and

                              THIRD, to the payment of Revolving Credit Loans and the permanent reduction of the Revolving Credit Facility in the amount of such payment. Each such prepayment of the Term Loans shall be applied to the scheduled installments thereof in inverse order of maturity, and any such prepayment of the Term Loans may not be reborrowed.

                         (g) In addition, the Borrower shall from time to time immediately prepay outstanding Revolving Credit Loans to the extent they exceed the Borrowing Base then in effect.

                         (h) At any time before the Revolving Credit Facility has been permanently reduced to an amount less than or equal to $10,000,000, with respect to any mandatory prepayment relating to either any asset sale or equity issuance described in clauses (b) or (c) above with net cash proceeds in excess of $15,000,000, the Borrower shall be entitled to retain an amount (the "HOLDBACK AMOUNT") equal to the excess, if any, of (i) $3,000,000 OVER (ii) the amount of Revolving Credit Loans outstanding on the date of such mandatory prepayment in excess of $5,000,000.

Optional Prepayments:    Optional prepayments and commitment reductions
                         permitted on one Business Day's notice.

Collateral:              The obligations of the Borrower in respect of the
                         Credit Facilities shall be secured initially by a perfected first priority security interest in all receivables and inventory


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                                                                        6


                         of the Borrower and all of the assets of the Borrower's domestic subsidiaries (all stock of the foreign subsidiaries shall be pledged to the Agent, except in the case where the Lenders determine that only 65% be pledged due to adverse tax consequences). At its next shareholders' meeting the Borrower will use its best efforts to obtain all necessary consents to pledge all of its assets to the Collateral Agent and if it obtains such consents will pledge such remaining assets to the Collateral Agent within 10 Business Days after being so requested by the Majority Lenders. All collateral will be shared with the Senior Noteholders and the Lenders (subject to the priorities set forth herein) (and in addition to securing the Credit Facilities and the Senior Notes, will secure certain obligations ("HEDGE OBLIGATIONS") under existing and future foreign exchange transactions entered into with certain of the Lenders described in the section below entitled "Foreign Exchange Agreements" and subject to the limits therein described). Chemical Bank shall act as collateral agent for the Lenders and the Senior Noteholders (in such capacity, the "COLLATERAL AGENT"). The Security Agreements shall create two separate and distinct liens. A prior lien will secure principal of loans (including unreimbursed draws of Letters of Credit in excess of $3,018,000) outstanding under the Credit Facilities in excess of $56,018,000 (including interest thereon) and a second lien shall secure all remaining secured obligations.

II.  Certain Conditions
     ------------------

Initial Conditions:      The availability of the Credit Facilities shall be
                         conditioned upon satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the "CLOSING DATE"):

                         (a) The Borrower and its subsidiaries shall have executed and delivered satisfactory definitive financing and security documentation with respect to the Credit Facilities (the "CREDIT DOCUMENTATION").

                         (b) The Lenders shall have received evidence that the Borrower has obtained the results of a recent lien search in each of the jurisdictions and offices where the collateral is located or recorded, and such search shall


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                         reveal no liens on any of the collateral except
                         for liens permitted by the Credit Documentation.

                         (c) The Lenders shall have received any necessary consents from the Senior Noteholders.

                         (d) The Lenders and the Senior Noteholders shall have executed an intercreditor agreement satisfactory to the Lenders.

                         (e) The Lenders shall have received such legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries and (ii) from such special and local counsel as may be required by the Agent), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

                         (f) Any amendment to the Note Purchase Agreement shall be in form and substance satisfactory to the Agent and the Lenders.

                         (g) No material adverse change to the business, operations or prospects of the Borrower or any of its subsidiaries shall have occurred.

                         (h) The Borrower shall have received all necessary approvals from its Board of Directors.

Affirmative Covenants:   The Borrower will provide the Lenders with (i) copies
                         of the unaudited monthly management report within a number of days to be determined after the end of each calendar month, (ii) such borrowing base certification as may be required by the Lenders, and (iii) such other financial information as the Lenders may reasonably request, including a revised business plan for fiscal year 1996.

                         The Borrower and its subsidiaries shall maintain their lock-boxes and accounts with their current banks but shall enter into such agreements on the Closing
                         Date with the Collateral Agent and such banks (in form and substance satisfactory to the Collateral Agent) to ensure that the Collateral Agent has a perfected security interest in the receipts and cash in such lock-boxes and accounts.

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                                                                        8

                         The Lenders shall have the right to continue the engagement of an independent financial consultant acceptable to the Lenders, at the Borrower's expense, to assist in the analysis regarding the performance and operations of the Borrower.

Financial Covenants:     (a) EBITDA (to be defined in the Credit
                         Documentation), measured on a cumulative basis, for any test period set forth below, will not, as at the last day of such test period, be less than the number set forth below opposite such test period:


                         Quarter                               Amount
                         -------                               ------

                         January 1, 1996 - March 31, 1996      $ 1,640,000
                         January 1, 1996 - June 30, 1996       $ 7,800,000
                         January 1, 1996 - September 30, 1996  $19,150,000
                         January 1, 1996 - December 31, 1996   $27,300,000

                         (b) The ratio of EBITDA to Fixed Charges (each to be defined in the Credit Documentation), measured on a cumulative basis for any test period set forth below, will not, as at the last day of such test period, be less than the ratio set forth below opposite such test period:

                         Quarter                                     Ratio
                         -------                                     -----

                         January 1, 1996 - March 31, 1996              .67:1
                         January 1, 1996 - June 30, 1996              1.59:1
                         January 1, 1996 - September 30, 1996         2.60:1
                         January 1, 1996 - December 31, 1996          2.78:1


                         (c) Consolidated Tangible Net Worth (to be defined in the Credit Documentation) will not at any time during any quarter set forth below be less than the number opposite such quarter:

                         Quarter                             Amount
                         -------                             ------

                         Fourth Quarter 1995                 $39,100,000
                         First Quarter 1996                  $36,500,000
                         Second Quarter 1996                 $37,100,000
                         Third Quarter 1996                  $40,800,000
                         Fourth Quarter 1996 and thereafter  $42,700,000

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

                         (d) Capital Expenditures of the Borrower and its subsidiaries will not for each fiscal year set forth below exceed the amount set forth opposite such fiscal year:

                         Fiscal Year

                         1995                   $17,200,000
                         1996                   $17,000,000
                         1997                   $17,000,000




Negative Covenants:      Limitations customary to this kind of financing,
                         including, without limitation, on: indebtedness
                         (including preferred stock); liens; guarantee obligations; mergers, consolidations; sales of assets;
                         leases; dividends and other payments in respect of capital stock; investments, loans and advances;
                         modifications of debt instruments; transactions with affiliates; sale and leasebacks; negative pledge clauses; changes in lines of business.

Interest Rate:           The Applicable Margin will be .50%.  All Loans shall be
                         Reference Rate Loans (as defined in the Existing Credit
                         Agreement).

Amendment Fee:           $247,500 payable to the Agent, for the ratable benefit
                         of the Lenders, on the Closing Date.

Commitment Fee:          .50% per annum on the unused portion.

Letter of Credit Fees:   2% per annum on amount available to be drawn payable
                         quarterly in advance (.25% for the account of the Issuing Bank and the remaining 1.75% for the PRO RATA account of the Lenders).

Contingent Fees and
Covenants:               If the Borrower has not paid to the Lenders and the
                         Senior Noteholders mandatory prepayments of principal
                         (including amounts paid to the Collateral Agent as cash
                         collateral in respect of outstanding Letters of Credit)
                         of the Credit Facilities and the Senior Notes in an
                         aggregate amount equal to $20,000,000 less the
                         Holdback Amount on or prior to June 30, 1996, (i) the
                         Borrower shall pay to the Agent on July 1, 1996, for
                         the pro rata account of the Lenders, a facility fee
                         equal to 1% of the average daily principal amount
                         outstanding under the Credit Facilities (including the
                         average daily amount available to
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                                                                        10

                         be drawn under all outstanding Letters of Credit) during the period commencing on the Closing Date and ending on June 30, 1996.

                         If the Borrower has not paid to the Lenders and the Senior Noteholders mandatory prepayments of principal (including amounts paid to the Collateral Agent as cash collateral in respect of outstanding Letters of Credit) of the Credit Facilities and the Senior Notes in an aggregate amount equal to $50,000,000 less the Holdback Amount on or before September 30, 1996, then on October 1, 1996 the Borrower shall pay to the Agent, for the pro rata account of the Lenders, a facility fee equal to 1% of the average daily principal amount outstanding under the Credit Facilities (including the average daily amount available to be drawn under all outstanding Letters of Credit) during the period commencing on the Closing Date and ending on September 30, 1996.

Expenses and
Indemnification:         The Borrower shall pay (a) all reasonable out-of-pocket
                         expenses of the Agent associated with the preparation, execution, delivery and administration of the Credit
                         Documentation and any amendment or waiver with respect thereto (including, without limitation, expenses relating to collateral examination and monitoring, environmental audits, real estate or other asset appraisals, consulting fees, filing fees and the reasonable fees and disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Agent and the Lenders in connection with the enforcement of the Credit Documentation (including the fees and disbursements and other charges of counsel).

                         The Borrower shall indemnify, pay and hold harmless the Agent and the Lenders (and their respective directors, officers, employees and agents) against any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Intercreditor Agreement: The Intercreditor Agreement will provide that upon a bankruptcy event relating to the Borrower (a
                         "BANKRUPTCY EVENT"), an acceleration of all amounts outstanding under
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                                                                        11

                         the Credit Facilities or the Senior Notes (an "ACCELERATION EVENT") or a termination of the Revolving Credit Commitment (or a refusal by the Lenders to lend thereunder for a six-month period) (a "COMMITMENT TERMINATION EVENT"); a Bankruptcy Event, an Acceleration Event and a Commitment Termination Event, each "TRIGGERING EVENT"), proceeds from mandatory prepayments or from collateral realization will be paid

                              FIRST to the Agent for the PRO RATA account of the Lenders until all Revolving Credit Loans in excess of $5,000,000 (including, unreimbursed draws under any Letters of Credit issued under the Letter of Credit Sub-facility in excess of $3,018,000 (including, in each case, interest thereon)) are paid in full and all outstanding Letters of Credit under the Letter of Credit Sub-facility in excess of $3,018,000 are fully cash collateralized,

                              SECOND if the amount outstanding under the Revolving Credit Facility is less than $5,000,000 on the date of such Triggering Event, to Pru for the PRO RATA account of the Noteholders in an amount equal to the product of (x) $1,056,000 times (y) an amount equal to the difference between (i) one MINUS (ii) the percentage derived by dividing the amount outstanding under such Revolving Credit Facility on such date by $5,000,000,

                              THIRD PRO RATA to the Lenders and the Senior
                              Noteholders based on the remaining secured obligations outstanding on such date (including Hedge Obligations, contingent obligations in respect of outstanding Letters of Credit that are not cash collateralized and Yield Maintenance Obligations accruing on the date of such Triggering Event but excluding the Deferred Yield Maintenance Obligations (as defined below)) until all such obligations are paid in full and

                              FOURTH to the Noteholders PRO RATA until all Deferred Yield Maintenance Obligations are paid in full.

                         The Intercreditor Agreement shall further provide that all Yield Maintenance Obligations accruing under the Note Purchase Agreement prior to a Bankruptcy Event relating to the Borrower or an Acceleration Event relating to the Senior Notes (the "DEFERRED YIELD MAINTENANCE OBLIGATIONS") shall be deferred (including any interest accruing on such Deferred Yield Maintenance Obligations) and shall not be payable until all amounts outstanding under the Credit Facilities are paid in full. In addition, "Required Secured Parties" under the Intercreditor Agreement shall be defined as defined in the 2/29/96 draft of the Intercreditor Agreement. The consent of a majority in principal amount of Senior Notes shall be required in order for the Lenders to make advances under the Credit Facilities in excess of $66,000,000; and once permanent reductions to the Credit Facilities are made, such amounts cannot be readvanced without the consent of a majority in principal amount of the Senior Notes. To the extent not already provided for in the 2/29/96 draft of the Intercreditor Agreement, the Intercreditor Agreement shall contain provisions that ensure that the Required Secured Parties may not (i) impair the rights of the Senior Noteholders under the Note Purchase Agreement, and (ii) materially impair the rights of the Senior Noteholders in the collateral subject to the lien of the Collateral Agent, in each case without the prior consent of a majority in principal amount of the Senior Notes; PROVIDED however that nothing contained in this sentence shall be construed as requiring any provisions in the Intercreditor Agreement that could limit the rights of the Required Secured Parties to direct the exercise or non-exercise of rights under the Intercreditor Agreement (including foreclosure on collateral and the filing of a petition in bankruptcy against the Borrower or any of its subsidiaries) or limit any rights of the Required Secured Parties to direct actions with respect to preserving or protecting the collateral.

Assignment:              The consent of the Borrower shall not be required for
                         any assignments after the occurrence of an Event of Default.


Foreign Exchange         Other than the Hedge Agreements existing on the date
Agreements:              hereof, the Borrower shall not enter into any other
                         Hedge Agreements other than spot and forward foreign exchange contracts (not to exceed 6 months in duration) with any Lender in the aggregate notional amount not to exceed $4,000,000 in the following currencies: Belgian
                         Francs, Canadian Dollars, British Pounds and Dutch
                         Gilders.

Miscellaneous:           If the Note Purchase Agreement (as defined in the
                         Existing Credit Agreement) is hereafter amended such that any material terms thereof (including, without limitation, pricing, covenants, amortization, events of default and mandatory prepayments) are more favorable to the Noteholders than the terms hereof are to the Lenders (as determined by the Agent and the Lenders in their sole discretion), the Borrower shall enter into an amendment of the Amended and Restated Credit
                         Agreement in order to include such favorable terms therein if the Agent and the Majority Lenders so desire.

                         By January 1, 1997 (the "AMENDMENT DATE"), the Borrower shall negotiate in good faith with the Agent and the Lenders in order to enter into an amendment to the Amended and Restated Credit Agreement for the purpose of continuing the financial covenants described above through the Termination Date. If after 30 days after the Amendment Date, the Borrower, the Lenders and the Agent have not agreed on appropriate levels for such financial covenants through the Termination Date, the Agent in its reasonable judgment shall set such levels and the Borrower, the Agent and the Lenders shall execute an amendment to the Amended and Restated Credit Agreement on the thirty-first day after the Amendment Date for the purposes of including the levels with respect to such financial covenants set by the Agent as part of the Amended and Restated Credit Agreement for the period through the Termination Date. During the 10 Business Day period after any material asset sale, the Borrower shall negotiate in good faith with the Agent and the Lenders in order to enter into an amendment to the Amended and Restated Credit Agreement for the purpose of resetting the financial covenant levels described above. If the Borrower, the Agent and the Lenders have not agreed on appropriate levels for such financial covenants by the end of such 10 Business Day period, the Agent in its reasonable judgment shall set such levels and the Borrower, the Agent and the Lenders shall execute an amendment to the Amended and Restated Credit Agreement on the first Business Day after such 10 Business Day period for the purposes of including the new levels set by the Agent as part of the Amended and Restated Credit Agreement.

[COPY NOT SUBMITTED BY CLIENT]

The closing shall occur on April 3, 1996 at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017.

This Term Sheet may be executed in any number of separate counterparts and shall be effective upon receipt by the Agent of such counterparts executed by the parties hereto (including facsimile signatures).

         IN WITNESS WHEREOF, 9the parties hereto have caused this Term Sheet to be duly executed by their proper and duly authorized officers as of the day and year first above written.

NASHUA CORPORATION

    /s/ Daniel M. Junius
By: ____________________________
    Daniel M. Junius
    Vice President -- Finance,
    Chief Financial Officer
    and Treasurer

CHEMICAL BANK, as Agent and as a Lender

    /s/ John J. Huber III
By: ____________________________
    John J. Huber III
    Managing Director


THE FIRST NATIONAL BANK OF BOSTON

    /s/ Linda A. Sternfelt
By: ____________________________
    Linda A. Sternfelt
    Vice President


BANK OF MONTREAL

    /s/ Thomas E. McGraw
By: ____________________________
    Thomas E. McGraw
    Manager